Exhibit 10.1

May 5, 2020

[Named Officer]
Re:    Compensation Adjustments in 2020 Due to COVID-19

Dear [Named Officer]:

To mitigate the impacts of COVID-19 on Invacare Corporation, by letter agreement between you and Invacare dated March 27, 2020 (the “Prior Letter”), you, along with the other named executive officers of Invacare, had agreed to voluntarily defer payment of (i) 20% of your base salary beginning April 1, 2020, (ii) 100% of your annual cash bonus earned in 2019, and (iii) your 2020 base salary increase. In order to further mitigate the COVID-19 impacts, you hereby agree to reduce your base salary by 10% beginning May 1, 2020 for a period of three months, in lieu of continued 20% base salary deferrals after April 30, 2020, as set forth in clause (i) above and hereby confirm your agreement to the deferrals in clauses (ii) and (iii) above.

The deferrals of (i) 20% of your April 2020 base salary, (ii) payment of your 2019 bonus and (iii) the adjustment of your 2020 base salary are expected to be in effect until at least October 1, 2020, at which time Invacare will determine whether it is reasonable to pay such deferred amounts. Consistent with Invacare’s executive compensation practices, annual salary adjustments, if any, would be effective as of January 1. Notwithstanding the compensation adjustments described in this letter, to the extent that any other elements of executive compensation, such as annual cash bonus or equity awards, are determined based in part on reference to your 2020 base salary rate, the rate to be used for purposes of such determination will be your base salary rate as if the salary reductions and deferrals described herein had not occurred and as if your 2020 base salary adjustment had been made effective on January 1, 2020.

This letter agreement amends and supersedes the Prior Letter in its entirety. Please acknowledge your agreement to the foregoing by executing this letter in the space set forth below.

Sincerely,
INVACARE CORPORATION

By: /s/ Matthew E. Monaghan
Title: Chairman, President & CEO
Agreed to and Accepted by:

______________________

INVACARE CORPORATION

One Invacare Way, Elyria, Ohio 44035
www.invacare.com